Exhibit 99.B(h)(23)

NINTH AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

THIS NINTH AMENDMENT (this “Amendment”) to the Securities Lending Agency Agreement is dated as of October 13, 2016, by and between the series listed on Schedule I to the Agreement of PNC Funds, an investment company organized under the laws of Delaware (each, a “Fund” and together, the “Funds”), and Brown Brothers Harriman & Co. (“BBH&Co.”).

Reference is made to the Securities Lending Agency Agreement dated as of August 24, 2011 by and between the Fund and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”) . Capitalized te1111s used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.               Amendments to the Agreement

I.                   The Agreement is hereby modified by deleting Section 3 m its entirety and substituting the following therefor:

3.   Securities Loan Agreement.  BBH&Co. is hereby authorized to execute an SLA as the Fund’s agent on a disclosed basis with each Approved Borrower.  The SLA will be in substantially the form of Schedule 3 annexed hereto, the Global Master Securities Lending Agreement (published by ISLA)(“GMSLA”) or the Master Securities Loan Agreement (published by SIFMA)(“MSLA”).  Subject to the preceding sentence, the te1111s of the SLA with each Approved Borrower may vary depending upon any separate negotiation between BBH&Co. and such Approved Borrower and other factors, but shall be consistent in all material respects with the requirements of this Agreement, and te1111s will not be varied so as to materially limit or restrict the Fund’s rights and remedies under this Agreement.  The Fund agrees to be bound by the terms of SLAs entered into by BBH&Co . with Approved Borrowers with respect to the Fund’s participation in the securities lending program as though the Fund were itself a party to all of such agreements.  The Fund agrees, upon request, to promptly furnish or cause to be furnished to BBH&Co. the Fund’s financial statements to enable BBH&Co. to comply with any request therefor by any Approved Borrower in connection with any SLA. Certain terms of individual loans, including the amounts or fees to be received or paid to the Approved Borrower, shall be negotiated at the time a loan is made.  BBH&Co . may prepare a transactional confirmation in respect of each loan effected pursuant to an SLA, setting forth the securities borrowed and the material terms of the loan, and may transmit the same to the Approved Borrower in accordance with such SLA. The Fund understands and agrees that the identity of the Fund will be disclosed by BBH&Co. to the Approved Borrower in accordance with the SLA.

2.                 All references in the Agreement to “pledge” of Collateral by the Approved Borrower shall be deemed to reference either “pledge” or “transfer,” including transfer under a title transfer arrangement.

3.              All references to terms defined in the SLA shall be deemed to be references to the defined term in the form of SLA provided in Schedule 3, or the corresponding provision in the GMSLA or MSLA, as applicable, as negotiated with the Approved Borrower. The Fund acknowledges that the corresponding provisions in the GMSLA or MSLA may vary from the provision in the Schedule 3 SLA, and may use an alternative defined term.

4.              The Agreement is hereby amended by deleting Schedule 2 in its entirety, and substituting therefor Schedule 2 attached hereto.

5.              The Agreement is hereby amended by deleting Schedule 5 in its entirety, and substituting therefor Schedule 5 attached hereto.

B.                                    Miscellaneous

I.                Other than as amended hereby, the Agreement remains unchanged and in full force and effect. The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended to date and hereby.

2.              This Amendment shall be governed in accordance with the terms set forth in Section 26 of the Agreement.

3.              This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement , effective as of the first date written above.

PNC FUNDS, ON BEHALF OF EACH OF THE SERIES/PORTFOLIOS LISTED ON SCHEDULE 1		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ John F. Kernan	By:	/s/ Thomas Poppey
Name : John F. Kernan		Name : Thomas Poppey
Title: Vice President and Treasurer		Title: Senior Vice President

SCHEDULE 2

Approved U.S. Borrowers

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Prime Brokerage, Inc.

BNP Paribas S.A., New York Branch

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Clearing Corp.

J.P. Morgan Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

National Financial Services LLC

Nomura Securities International Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

UBS Securities LLC

Approved Non-U.S. Borrowers

Bank of Nova Scotia (London Branch)

Barclays Capital Securities Limited

BNP Paribas Arbitrage

BNP Paribas Prime Brokerage International, Limited

Citigroup Global Markets Limited

Cred it Suisse AG (Dublin Branch)

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG

Goldman Sachs International

HSBC Bank pie

J .P. Morgan Securities pie

Merrill Lynch International

Morgan Stanley & Co International Pie

Nomura International pie

Skandinaviska Enskilda Banken AB (pub!)

Societe Generate

UBS AG London Branch

SCHEDULE S

LIST OF APPROVED PERSONS

For the Fund:	For BBH&Co.:
Michael Fattizzo	M ichael Daly
John Kernan	Keith Haberlin
William Mennonna	Julie Hubbard
Mark McGlone	Marney McCabe
Thomas Rus	Thomas Poppey
Sean Rhoderick
Jennifer Spratley